Exhibit 99.2

PRESS RELEASE

Media Contact:
Terri Deuel
Internet Commerce Corporation
678-533-8003

Arthur Medici Resigns as Internet Commerce Corporation’s Chief Operating Officer

Norcross, Georgia - March 7, 2007 — Internet Commerce Corporation (ICC) (NasdaqCM: ICCA), a leader in business-to-business e-commerce solutions, today announced the resignation of Arthur R. Medici as the company’s chief operating officer.

“On behalf of our board of directors, shareholders and employees, I offer heartfelt appreciation for Art’s contribution to the business during the past three years,” said Thomas J. Stallings, ICC’s chief executive officer. “His leadership, dedication and hard work helped to establish ICC as a thriving, profitable enterprise. We look forward to continuing to work with him, and we wish him success with the next phase of his career.”

Medici re-joined ICC in 2004 to help turn-around the company and establish a foundation for profitability.  With several consecutive quarters of net income realized, he will take this opportunity to significantly reduce his years-long schedule of one hundred percent commuting. Medici will continue to serve ICC on a project basis by working on the Microsoft strategy and other company initiatives.

“I am confident of a continued forward momentum under our ‘Growth with Profitability’ strategy and believe ICC has a talented management team to enable a smooth transition into a new organizational structure,” said Arthur Medici. ”I am optimistic about ICC’s future and believe that now is the time for me to make a lifestyle change and pursue new opportunities.”

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation, headquartered in Norcross, Georgia, is a leader in providing business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of e-commerce solutions for businesses, regardless of size and level of technical sophistication, to connect them with their trading communities. For more information, visit www.icc.net.